FOR IMMEDIATE RELEASE

Contact:    Raymond Martz, Vice President of Finance/Investor Relations—Bethesda +301/941-1516

LA SALLE HOTEL PROPERTIES REPORTS
COMPARABLE FFO OF $0.29 PER DILUTED SHARE/UNIT
RevPAR Declines 14.8 Percent for the Quarter

BETHESDA, MD, May 13, 2002 — LaSalle Hotel Properties (NYSE: LHO) today reported comparable funds from operations (“FFO”) of $5.7 million for the first quarter 2002 versus $8.3 million for the same period of 2001. On a per diluted share/unit basis, comparable FFO for the first quarter 2002 was $0.29 versus $0.44 a year ago. Comparable FFO is defined as funds from operations before one-time items, including the purchase of LaSalle Hotel Lessee (“LHL”), the transition expenses associated with becoming a self-managed Real Estate Investment Trust (“REIT”), and costs associated with terminating third-party tenant leases.

For the quarter ended March 31, 2002 versus the same period in 2001, room revenue per available room (“RevPAR”) decreased 14.8 percent to $81.54. The average daily rate (“ADR”) of $139.08 was down 4.3 percent over the prior year period, while average occupancy declined 10.9 percent to 58.6 percent.

“We are pleased with the consistent improvements in hotel demand experienced throughout the Company’s urban, resort and convention properties during the quarter,” said Jon Bortz, Chairman and Chief Executive Officer of LaSalle Hotel Properties. “The RevPAR decline of 14.8 percent for the portfolio was slightly better than our expectations of a 15 to 18 percent drop. It was largely attributable to our drive-to resorts, located in San Diego, Key West, Atlantic City and Newport, Rhode Island. These hotels achieved positive RevPAR growth in the quarter. Combined with better operating margins, this allowed us to achieve a higher than anticipated comparable FFO.”

“We expect continuing improvement in hotel demand from all market segments during the remainder of 2002, mirroring the steady improvement in the travel and leisure industry and expectations for a gradual recovery in the economy. While our resorts have benefited from the relative strength of the leisure segment, we have seen a recovery in both group and commercial transient travelers, albeit at a slower pace of improvement. We anticipate that these segments will take another 12 to 18 months to reach full recovery,” said Mr. Bortz.

For the first quarter 2002, the Company experienced a net loss of $3.1 million, or ($0.17) per diluted share/unit, compared to a net loss of $2.3 million, or ($0.13) per diluted share/unit for the prior year period. For the first quarter 2002, the Company’s comparable EBITDA declined 21.1 percent from 2001 to $9.7 million. Comparable EBITDA is defined as earnings before interest, taxes, depreciation, amortization and one-time items, including the purchase of LHL, the transition expenses associated with becoming a self-managed REIT, and costs associated with terminating third-party tenant leases.

The Company’s hotels generated $11.9 million of EBITDA for the first quarter compared with $14.1 million for the prior year period. EBITDA margins at the hotels were again exceptionally well-maintained during the first quarter, despite meaningful declines in revenues. LaSalle’s management team, working in concert with its operators, continued to maintain a tight rein on operating costs, while maximizing efficiencies and guest satisfaction levels. First quarter EBITDA margins across the Company’s portfolio declined only 81 basis points (“bps”) from the prior year, despite a RevPAR decline of 14.8 percent. Excluding the increases in property taxes and insurance, the portfolio-wide EBITDA margin improved over the prior year’s first quarter, representing one of the best margin performances in the industry.

The Company closed and began the repositioning of the remaining two hotels in the D.C. Boutique Collection in April. The renovations at the Hotel Madera (formerly the Clarion Hampshire House) and The Helix Hotel (formerly the Howard Johnson) are expected to be completed during the fourth quarter 2002. It is anticipated that the Company will spend approximately $17.5 million to complete the D.C. Boutique Collection, bringing total redevelopment costs for the four hotels to approximately $31.0 million.

“We continue to be excited by the tremendous response in the market to our recently repositioned and re-opened Topaz Hotel and Hotel Rouge,” advised Mr. Bortz. “Business at these hotels continues to ramp up significantly. With the completion of the remaining two properties in the fourth quarter, our four upscale boutique properties are well-positioned to take advantage of the improving economy and the opening of the new Washington Convention Center in March 2003.”

On March 1, 2002, the Company completed the public offering of approximately $100.0 million Series A Cumulative Redeemable Preferred Shares (“Preferred Shares”), with a fixed distribution rate of 10.25% per year. The net proceeds of the offering were used to repay existing indebtedness under the Company’s senior unsecured credit facility and to fund the completion of the D.C. Boutique Collection redevelopment program.

“We were pleased with the tremendous response by the investment market for our Preferred Shares,” noted Hans Weger, Chief Financial Officer of LaSalle Hotel Properties. “Due to strong demand, the offering was increased to approximately $100.0 million from $30.0 million. Consequently, our balance sheet has been significantly strengthened, the Company’s overall leverage has been dramatically lowered, and we now operate with one of the highest interest coverage ratios in the industry. Furthermore, we now have capital available to complete several strategic property renovations which were postponed after the events of September 11 and to make acquisitions as opportunities become available over the next 12 to 18 months.”

As a result, the Company anticipates spending approximately $36.5 million throughout the portfolio in 2002, including the approximately $6.0 million of guest refurbishments for the Westin conversions at the New Orleans and Dallas properties and the $17.5 million to complete the redevelopments of the Hotel Madera and The Helix Hotel.

As of the end of the first quarter 2002, LaSalle Hotel Properties had total outstanding debt of approximately $266.1 million, including its $11.9 million portion of the joint venture debt related to the Chicago Marriott. The Company’s $210.0 million unsecured credit facility had $88.8 million outstanding as of March 31, 2002. Interest expense for the quarter was approximately $4.6 million, resulting in a trailing 12-month interest coverage ratio of approximately 2.8 times. As of March 31, 2002, total debt to trailing 12-month Corporate EBITDA equaled 4.4 times, one of the lowest in the industry.

On April 15, 2002, the Company announced its quarterly dividend of $0.01 per share of its common shares of beneficial interest for the first quarter ended March 31, 2002. The dividend is payable on May 15, 2002 to shareholders of record as of April 30, 2002.

LaSalle Hotel Properties is a leading multi-tenant, multi-operator REIT, which owns 17 upscale and luxury full-service hotels, totaling approximately 5,900 guestrooms in 13 markets in 11 states and the District of Columbia. LaSalle Hotel Properties focuses on investing in upscale and luxury full-service hotels located in urban, resort and convention markets. The Company seeks to grow through strategic relationships with premier internationally recognized hotel operating companies including Marriott International, Inc., Starwood Hotels & Resorts Worldwide, Inc., Radisson Hotels International, Inc., Crestline Hotels & Resorts, Inc., Outrigger

Lodging Services, Noble House Hotels & Resorts, Hyatt Hotels Corporation, Interstate Hotels Corporation, and the Kimpton Hotel & Restaurant Group, LLC.

Certain matters discussed in this press release may be deemed to be forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although LaSalle Hotel Properties believes the expectations reflected in such forward looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Certain factors that could cause actual results to differ materially from the Company’s expectations are listed in the Company’s Form 10-K for the year ended December 31, 2001 and subsequent SEC reports and filings. LaSalle Hotel Properties assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

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Additional Contacts:

Hans Weger, Chief Financial Officer, LaSalle Hotel Properties – 301/941-1516

For additional information, please visit our web site at www.lasallehotels.com

LASALLE HOTEL PROPERTIES

Statements of Income

(Dollar amounts in thousands, except share data)

	For the three months ended
	March 31, 2002	March 31, 2001
Hotel operating revenue:
Room revenue	$18,037	$11,654
Food & beverage revenue	8,802	5,924
Other operating revenue	2,123	1,436
Participating lease revenue	8,475	14,034
Interest income	90	276
Equity in loss of Joint Ventures	(97)	(119)
Other income	12	91

Total revenues	$37,442	$33,296
Hotel operating expenses:
Room	5,135	3,248
Food & beverage	6,866	4,880
Other direct	1,528	1,110
Other indirect	9,524	6,379
Depreciation and other amortization	8,629	7,338
Real estate taxes, personal property taxes and insurance	2,624	2,378
Ground rent	833	907
General and administrative	1,657	1,406
Interest	4,620	5,337
Amortization of deferred financing costs	576	350
Lease term. adv. trans. & sub. purchase	—	1,919
Minority interest	(74)	(74)
Other expense	—	2
Income tax benefit	(2,080)	(776)
Extraordinary loss	—	1,227

Net loss	(2,396)	(2,335)
Distributions to preferred shareholders	(739)	—

Net loss applicable to common shareholders	$(3,135)	$(2,335)

Share Data:
Net loss applicable to common shareholders before extraordinary item:
-Basic	$(0.17)	$(0.13)
-Diluted	$(0.17)	$(0.13)
Weighted average number of common shares outstanding:
-Basic	18,678,339	18,144,419
-Diluted	18,820,010	18,231,594
Comparable Funds From Operations (FFO):
Net loss applicable to common shareholders	$(3,135)	$(2,335)
Depreciation	8,610	7,313
Equity in depreciation of Joint Venture	241	228
Amortization of deferred lease costs	8	19
Extraordinary loss	—	1,227
Minority interest	(74)	(74)

FFO	5,650	6,378
Advisory transition expense	—	600
Lease termination expense	—	786
Subsidiary purchase cost	—	533

Comparable FFO	$5,650	$8,297

Comparable FFO per common share and unit:
-Basic	$0.30	$0.44
-Diluted	$0.29	$0.44
Weighted average number of common shares and units outstanding:
-Basic	19,121,522	18,719,232
-Diluted	19,263,193	18,806,407
Comparable EBITDA:
Net loss applicable to common shareholders	$(3,135)	$(2,335)
Interest	4,620	5,337
Depreciation and other amortization	8,629	7,338
Amortization of deferred financing costs	576	350
Equity in depreciation/amort of Joint Venture	256	243
Equity in interest expense of Joint Venture	137	255
Income tax benefit	(2,080)	(776)
Minority interest	(74)	(74)
Distribution to Preferred Shareholders	739	—

EBITDA	9,668	10,338
Advisory transition expense	—	600
Lease termination expense	—	786
Subsidiary purchase cost	—	533

Comparable EBITDA	$9,668	$12,257

LASALLE HOTEL PROPERTIES

Statistical Data for the Hotels

	For the three months ended March 31, 2002	For the three months ended March 31, 2001
TOTAL PORTFOLIO
Occupancy	58.6%	65.8%
Increase (Decrease)	(10.9%)
ADR	$139.08	$145.33
Increase (Decrease)	(4.3%)
REVPAR	$81.54	$95.67
Increase (Decrease)	(14.8%)

LASALLE HOTEL PROPERTIES

Hotel Operational Data

Schedule of Property Level Results

(unaudited, in thousands)

	For the Quarter Ending (1)
	March 31, 2002	March 31, 2001
Revenues
Room	$34,297	$40,156
Food & beverage	14,358	15,726
Other	3,712	3,984

Total hotel sales	52,367	59,866
Expenses
Room	8,630	9,926
Food & beverage	10,950	12,398
Other direct	2,096	2,125
SG&A	13,509	15,561
Management fees	1,213	1,705
Fixed expenses	4,022	4,010

Total hotel sales	40,420	45,725
EBITDA	$11,947	$14,141

Notes:

(1)
Figures based on final operating statistics for the quarters ending March 31, 2002 and March 31, 2001 for all assets owned as of March 31, 2002. Additionally, this schedule includes the operating data for the four properties leased to third parties and the Company’s 9.9% interest in The Chicago Marriott Downtown joint venture.